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                                                                 Exhibit 10.8

                                [ADAPTEC LETTERHEAD]


September 6, 2000

Wm. Christopher Gorog
4211 Toluca Road
Toluca, CA 91602

Dear Chris:

On behalf of Adaptec, Inc., I am pleased to offer you the position of Roxio's President & Chief Executive Officer, reporting to me. This will be an exciting and challenging job that will have a significant impact on the success of Roxio. You will also serve as a member of Roxio's Board of Directors.

Your initial base salary will be $375,000 per year. In addition, you will receive a hire-on bonus of $125,000 gross and relocation assistance of $100,000 gross (subject to applicable withholding). Please contact Shannon Ahmad, Adaptec Relocations Specialist, at 1-800-869-8883 ext. 6904 for relocation assistance. Should you voluntarily leave the Company's employment within 12 months of your start date, you agree to repay the relocation and hire-on bonus funds on a prorated basis.

You will also be eligible to participate in the Annual Bonus Program that targets 65% of your base salary. The first year's bonus will be guaranteed and paid bi-annually. The first payment of $121,875 will occur on March 31, 2001 and the second payment of $121,875 will occur on September 30, 2001.

Coincident with the IPO, you will be granted an option to purchase 600,000 shares of Roxio stock in accordance with the Roxio 2000 Employee Stock Plan. The option strike price will not be in excess of the IPO offering price. The stock will vest 25% on the one-year anniversary of the IPO date and quarterly thereafter, at 6.25% and will be fully vested at the end of four years.

Adaptec provides a full range of company paid benefits including a flexible program that provides employees with "credits" to purchase coverage tailored to individual needs. In addition, you will receive a $650 per month car allowance, a free annual physical, a health club subsidy, and financial planning assistance up to $2,500 net per year. Your reasonable travel and business expenses shall be reimbursed including costs and fees for professional organizations.

This offer is contingent upon the successful completion of your background investigation and compliance with the Immigration Reform Control Act of 1986
(IRCA). Also, if you are not a U.S. citizen, U.S. permanent resident, nor been granted asylee or refugee status, this offer is contingent upon your ability to meet Adaptec's Immigration policy guidelines and INS approval of your right to reside and work in the United States (i.e., approval of appropriate work visa or status for Adaptec, Milpitas). Should you qualify, Adaptec will pay the reasonable and usual costs to obtain the appropriate nonimmigrant classification.

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Page 2 of 3
September 6, 2000
Wm. Christopher Gorog

Your business experience matches very well with Roxio's current business needs and our anticipated direction. However, in the event that the Board of Directors terminates your employment without cause (defined as gross negligence, willful misconduct or conviction of a felony or any crime involving moral turpitude) within your first three years of employment you shall receive the following severance: pay equal to 12 months of your current level of base compensation and COBRA benefits premiums. This will be paid in a one-time lump sum, less legally mandated payroll deductions and withholdings. Additionally, if your position is impacted prior to your one-year hire date anniversary, you will receive a prorated portion of your first year's guaranteed bonus. Further, if your position is impacted prior to the one-year anniversary of the IPO, you will automatically vest 25% of your Roxio stock option. The Roxio change of control provisions will apply to your position as President & CEO; that is, 25% of your unvested shares will vest at change of control and another 25% of your unvested shares will vest twelve months after change of control.

In the event you decide to voluntarily terminate your employment at any time for any reason (other than as a result of a material breach by the company), you shall be entitled only to the compensation and unused vacation benefits earned.

This offer will remain valid for seven days from the date of this letter unless we notify you otherwise. You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an "employment at will" relationship. Any disputes will be resolved through binding arbitration with a single arbitrator under the rules of the American Arbitration Association.

Please sign this letter, indicating acceptance of this offer and your anticipated start date. Return the signed copy to Human Resources/Staffing (M/S 15A) and retain one copy for your records. Please review and complete the enclosed forms. During orientation, you will be asked to show the appropriate documents. Orientation is held every Monday at 8:15 a.m. at 801
S. Milpitas Boulevard, Milpitas, California.

We are confident you will make a major contribution to our success and are looking forward to having you join us.

Sincerely,

/s/ Robert N. Stephens

Robert N. Stephens
Chief Executive Officer

Attachments

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Page 3 of 3
September 6, 2000
Wm. Christopher Gorog



Accepted: /s/ Wm. Christopher Gorog
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Anticipated Start Date:  September 11, 2000
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                       (This date should be a Monday unless there is a holiday.)


Please indicate below how you would like your name to appear on your business cards and nameplate:

Chris Gorog     (business cards)
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Chris Gorog     (nameplate)
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